Exhibit 10.7
AG VISIONS ENTERPRISES, LLC.-
NORTHWEST IOWA RENEWABLE ENERGY, LLC
CONSULTING AGREEMENT
Phase II
     THIS CONSULTING AGREEMENT (the “Agreement”) is made effective as of the 27th day of December, 2006 (the “Effective Date”) by and between Ag Visions Enterprises, LLC, of Breda, Iowa, an Iowa Limited Liability Company (Ag Visions Enterprises) and Northwest Iowa Renewable Energy, LLC, of Akron, Iowa (“Client”).
WHEREAS, Client intends to develop, finance and construct a biodiesel plant near Akron, Iowa (the “Project”); and
WHEREAS, Ag Visions Enterprises, an Iowa Limited Liability Company owned by Jim and Becky Venner, has a background in developing renewable fuels projects and is willing to provide services to Client based on this background.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, Client hereby engages Ag Visions Enterprises, and Ag Visions Enterprises hereby accepts engagement, upon the terms and conditions hereinafter set forth.
1.	Term. Ag Visions Enterprises engagement with Client shall commence as of the Effective Date and may be terminated at any time by either party upon thirty (30) days prior written notice of the party’s intent to terminate this Agreement. Upon termination, neither Client nor Ag Visions Enterprises shall have any further rights or obligations under the terms of this Agreement other than delivery of payments for services to which Ag Visions Enterprises may be entitled through the date of termination.

2.	Services. Ag Visions Enterprises shall serve as the Client’s Project Consultant and shall p3rform the following duties incident to that service subject to Client’s approval:
     a. Assist in site selection and negotiate for local and state incentive packages,
     b. Prepare Business Plan,
     c. Prepare financial plan and submit to selected auditor for forecast,
     d. Assist the negotiations of contracts with various service and product providers.
     e. Assist the planning of the Client’s equity marketing effort,
     f. Assist the securing of debt financing for and commencement of construction of the Product,
     g. Assist the education of local lenders including, without limitation, the preparation of a “banker’s book” tailored to the Project; and
     h. Perform such other reasonably necessary duties as Client may request for the timely and successful securing of debt financing and

Ag Visions Enterprises/Northwest Iowa Renewable Energy
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commencement of construction of the Project, including without limitation, cooperating with the Client’s personnel similarly engaged. Notwithstanding the foregoing, Ag Visions Enterprises shall not be asked to, or actually, solicit an offer to buy, or accept an offer to sell, any equity security to be issued by Client.
Subject to Client’s approval, Ag Visions Enterprises shall determine the manner in which the services are to be performed and the specific hours to be worked by Ag Visions Enterprises. Client will rely on Ag Visions Enterprises to work as many hours as may be reasonably necessary to fulfill Ag Visions Enterprises commitments under this Agreement.
3. Employees, Members, Agents. Ag Visions Enterprises’ employees, members, or agents, if any, who perform services for Client under this Agreement shall also be bound by the terms of this Agreement.
4.	Remuneration. Compensation for services rendered shall be paid to Ag Visions Enterprises by Client under the following schedule.

Monthly service fee - $3,000 per month to be paid the last business day of the month. This service fee also covers Ag Visions Enterprises, LLC expenses for one (1) monthly NIRE Board meeting.

Business Plan Bonus - $20,000 upon acceptance of business plan by Northwest Iowa Renewable Energy’ Board of Directors or within 30 days of initial presentation to board, whichever occurs first. Financials will accompany with later revisions to be made on an as needed basis.

Loan Commitment Bonus - $40,000 upon receipt and the company’s acceptance of the senior loan commitment. Typically this is following a successful equity drive and after selection of a lead lender.

Loan Closing Bonus - $40,000 at time of execution of the definitive documents required per the senior loan.

Upon opening of equity drive, Ag Visions Enterprises, LLC will receive $80,000.
Upon termination or this Agreement, payments hereunder shall cease, provided, however, that Ag Visions Enterprises shall be entitled to payments for periods or partial periods that occurred prior to the date of termination for which Ag Visions Enterprises has not been paid.
5. Expenses. Client shall reimburse Ag Visions Enterprises for all reasonable, ordinary and necessary expenses incurred by Ag Visions Enterprises in performance of its duties hereunder, including without limitation,

Ag Visions Enterprises/Northwest Iowa Renewable Energy
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reimbursement for automobile mileage at the deduction rate allowed by the Internal Revenue Service for business miles or such other rate to which the parties hereto may later agree. Payable expenses will exclude one (1) monthly trip to board meetings.
6. Successors and Assigns Bound. This Agreement shall be binding upon the Client and Ag Visions Enterprises, their respective heirs, executors, administrators, successors in interest or assigns, including without limitation, any partnership, corporation or other entity into which the Client may be merged or by which it may be acquired (whether directly, indirectly or by operation of law), or to which it may assign its rights under this Agreement. Notwithstanding the foregoing, any assignment by Ag Visions Enterprises of this Agreement or of any interest herein, or of any money due to or to become due by reason of the terms hereof without the prior written consent of Client shall be void.
7. Relationship of the Parties. The parties understand that Ag Visions Enterprises is an independent contractor with respect to Client, and not an employee of Client. Client will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefits for the benefit of Ag Visions Enterprises.
8. Injuries. Ag Visions Enterprises acknowledges Ag Visions Enterprises’ obligation to obtain appropriate insurance coverage for its own benefit and the benefit of Ag Visions Enterprises members, employees, and agents. Ag Visions Enterprises waives any rights to recover from Client for any injuries that Ag Visions Enterprises may sustain while performing services under this Agreement resulting from the negligence of Ag Visions Enterprises.
9. Return of Records. Upon termination of this Agreement, Ag Visions Enterprises shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Ag Visions Enterprises’ possession or Ag Visions Enterprises’ control and that are Client’s property or relate to Client’s business.
10. Waiver. The waiver by the Client of its rights under this Agreement or the failure of the Client promptly to enforce any provision hereof shall not be construed as a waiver of any subsequent breach of the same or any other covenant, term or provision.
11. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understanding specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for. This Agreement terminates and replaces the prior agreement between the Client, and Ag Visions Enterprises. No amendment or modification of this Agreement shall be valid or binding unless in writing and

Ag Visions Enterprises/Northwest Iowa Renewable Energy
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signed by the party against whom such amendment or modification is to be enforced.
12. Notices. Any notice required to be given hereunder shall be in writing and shall be deemed to be sufficiently served by either party on the other party if such notice is delivered personally or is sent by certified or first class mail addressed as follows:
To Ag Visions Enterprises, LLC:
Ag Visions Enterprises, LLC
Attention: Jim Venner
3891 Taylor Avenue
Breda, Iowa 51436
To Client:
Northwest Iowa Renewable Energy, LLC
Attention: John Lucken
PO Box 366
221 Reed Street
Akron, Iowa
13. Governing Law. This Agreement is entered into pursuant to and shall be governed by and in accordance with the laws of the State of Iowa.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

AG VISIONS ENTERPRISES, LLC		Northwest Iowa Renewable Energy, LLC

By:	/s/ Jim Venner	By:	/s/ John E. Lucken

Jim Venner

	President	Title:	Chairman

Ag Visions Enterprises/Northwest Iowa Renewable Energy
12/26/06